HUDSON PACIFIC PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

Hudson Pacific Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article V of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors has classified and designated 2,200,000 of the authorized but unissued shares (“Shares”) of the preferred stock of the Corporation, par value $0.01 per share, as additional shares of the Corporation’s 8.375% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B Preferred Stock set forth in the Charter.
SECOND: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to the classification and designation of the Shares set forth herein, the total number of shares of Series B Preferred Stock that the Corporation has authority to issue is 5,800,000 shares.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned Chairman and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature Page Follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 19th day of January, 2012.

ATTEST:	HUDSON PACIFIC PROPERTIES, INC.

By: /s/ Kay L. Tidwell	By: /s/ Victor J. Coleman (SEAL)
Name: Kay L. Tidwell	Name: Victor J. Coleman
Title: Secretary	Title: Chairman and Chief Executive Officer

(Series B Preferred Stock Articles Supplementary Signature Page)